UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                    FORM 8-K

                              ---------------------


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                 May 13, 2003                              0-27148
      --------------------------------         ---------------------------------
                Date of Report                      (Commission File Number)
      (Date of earliest event reported)




                        NEW WORLD RESTAURANT GROUP, INC.
             (Exact name of registrant as specified in its charter)



                Delaware                              13-3690261
    --------------------------------     ---------------------------------------
      (State or other jurisdiction       (I.R.S. Employer Identification Number)
    of incorporation or organization)






                     1687 Cole Blvd., Golden, Colorado 80401
     -----------------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                                 (303) 568-8000
     -----------------------------------------------------------------------
              (Registrant's telephone number, including area code)

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a) Not applicable.

         (b) Not applicable.

         (c) Exhibits:

         99.1  Press Release, dated May 13, 2003.


Item 9. Regulation FD Disclosure (information furnished under Item 12, "Results of Operations and Financial Condition").

         The information contained in this Current Report on Form 8-K is intended to be furnished under Item 12, "Results of Operations and Financial Condition" and is provided under Item 9 pursuant to interim guidance issued by the Securities and Exchange Commission in Release Nos. 33-8216 and 34-47583. As such, the information hereunder shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

         A copy of the press release issued by New World Restaurant Group, Inc. on May 13, 2003 with respect to its financial results for the fiscal year ended December 31, 2002, as well as the restatements of previously issued results for the fiscal 2000 and 2001 years, is filed herewith as
         Exhibit 99.1 and is incorporated herein by reference.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, New World Restaurant Group, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         NEW WORLD RESTAURANT GROUP, INC.


                                         By:  /s/ Anthony Wedo
                                              ----------------------------------
                                              Name:    Anthony Wedo
                                              Title:   Chief Executive Officer


Date:  May 14, 2003

                                  EXHIBIT INDEX


DOC. NO.  DOCUMENT DESCRIPTION

99.1      Press Release, dated May 13, 2003.

For:  New World Restaurant Group, Hamilton, NJ
From: Parness & Associates, Aberdeen, NJ                  For Immediate Release
                                                          ---------------------



     NEW WORLD REPORTS RESULTS FOR 2002 AND RESTATED RESULTS FOR 2001, 2000

      HAMILTON, N.J. (5/13/03)--New World Restaurant Group (Pink Sheets:
NWCI.PK) today announced audited financial results for fiscal 2002, as well as the restatements of previously issued results for the fiscal 2000 and 2001 years.

      Reported total revenues for the year ended December 31, 2002 increased 70.2% to $398.7 million from a restated $234.2 million in fiscal 2001, which ended January 1, 2002. Results include the operations of company-owned and licensed Einstein Bros. and Noah's New York Bagels stores and related production and support facilities, which were acquired on June 19, 2001. Retail sales rose 79.1% to $369.4 million, or 92.7% of total revenues, from $206.2 million, or 88.0% of total revenues in the prior year, due to the addition of the 458 company-operated Einstein and Noah's locations. Comparable store sales in company-operated Einstein and Noah's locations increased 1.9% during 2002, including a 4.2% advance in the fourth quarter.


      The company reported a $0.3 million operating loss for 2002, compared with a restated $6.8 million operating loss in 2001. The decrease is primarily a result of higher contribution from store operations as a result of the full year impact of the Einstein acquisition and the lack of an impairment charge in 2002 (compared to an impairment charge of $5.8 million in 2001). These were partially offset by higher general and administrative (G&A) expenses and depreciation and amortization, also due to the full year impact of the Einstein acquisition. However, G&A expenses declined as a percentage of total revenues to 10.7% in 2002 from 12.2% in the prior year, even though 2002 included costs not directly related to the company's ongoing operations (these costs are detailed in Table
G). New World's operating results additionally reflected provisions for integration and reorganization costs of $4.2 million in 2002 and $4.4 million in 2001. Results for the prior year also included a $3.3 million impairment charge in connection with the realization of assets.

      Overall, including interest expense, a portion of which is non-cash, New World reported a $40.5 million net loss for the most recent year, compared with a restated net loss of $18.7 million in 2001. After deducting $27.6 million in dividends and accretion on preferred stock, both of which are non-cash charges, the net loss available to common stockholders was $68.1 million, or $0.80 per share, in 2002. This compared with a restated loss of $77.2 million, or $2.09 per share, in 2001, which included $58.5 million in non-cash dividends and accretion on preferred stock.

                    RESTATEMENTS RESTORE FINANCIAL INTEGRITY

      As previously reported, in July 2002, New World dismissed Arthur Andersen LLP and retained Grant Thornton LLP as its new independent auditors. In reviewing the company's accounting for prior periods, Grant Thornton and New World management determined that certain practices in previous years did not reflect the proper application of accounting principles generally accepted in the United States (GAAP). Accordingly, Grant Thornton reaudited the financial statements for fiscal 2001 and fiscal 2000. Results for fiscal 2000 solely reflect the New World Coffee-Manhattan Bagel operation, as the acquisition of Einstein occurred in June of 2001.


     Commenting on the restatements, Eve M. Trkla, New World director and chair of the company's audit committee, said, "The release of the reaudited results for the 2000 and 2001 periods reflects the exhaustive efforts over the past year of our new senior management team and auditors to scrutinize the company's historical financial statements and bring them in compliance with GAAP. A principal area of focus included revised accounting treatment for the company's complex capital structure that required substantial non-cash revisions to interest expense, dividends and accretion, as well as associated balance sheet accounts, and involved accounting for derivative instruments related to contingently-issuable warrants. It is important to note that a significant majority of the adjustments to the 2001 net loss available to common stems from accounting revisions relating to many of the company's various debt and equity instruments as opposed to changes in operating figures. "

      "The restatements are critical to restoring integrity to our financial statements," added Anthony Wedo, New World chairman and CEO. "The years that have been restated primarily reflect the company's operating results under former management. We now can go forward with our efforts to rationalize the company's capital structure and complete the turnaround process that began in April 2002 when our current management team assumed control of key senior executive positions."

      The restatements were derived primarily from changes in the accounting treatment applied in the categories of reorganization accruals, manufacturing revenue and cost of goods sold, assets held for resale, deferred tax asset, purchase accounting, and debt, preferred stock and equity adjustments. As detailed in Tables C, D and E, the adjustments arising from the restatements reduced revenue by $2.6 million in 2000 and $1.8 million in 2001; negatively impacted income/loss from operations by $8.3 million in 2000 and $6.2 million in 2001; negatively impacted income/loss available to common shareholders by $11.8 million in 2000 and $22.4 million in 2001; and reduced stockholders' equity by $15.8 million in 2000 and $54.0 million in 2001.

    DOUBLE-DIGIT INCREASES IN EBITDA AND SOLID SALES IMPROVEMENT AT EINSTEIN


      Fiscal 2002 EBITDA (earnings before interest, taxes, depreciation and amortization, impairment charges, integration/reorganization provisions, other income, cumulative change in fair value of derivatives and loss from the extinguishment of the Greenlight obligation) advanced 24.5% to $34.5 million, or 8.7% of revenues, from a pro-forma combined $27.7 million, or 6.9% of revenues in fiscal 2001. The pro-forma combined results assume that Einstein had been acquired at the beginning of 2001.

      EBITDA for fiscal 2002 and 2001 was impacted by expenses not related to the company's ongoing operations totaling $11.9 million and $6.9 million in the respective years. These expenses include certain legal, financing and advisory fees; certain corporate expenses; unauthorized bonuses to members of the former management team; certain compensation expense; acquisition and integration expenses, and other charges. Excluding those items, New World would have generated adjusted EBITDA of $46.4 million, or 11.7% of revenues, during 2002, a 33.7% increase from a pro-forma combined $34.7 million, or 8.6% of revenues in 2001. (The reconciliation of EBITDA and adjusted EBITDA to net loss can be found in Tables F and G.)


      Sales in the core Einstein and Noah's brands increased 2.8% to $375.8 million from $365.6 million on the pro-forma combined basis. However, total corporate revenues decreased 1.3% from a pro-forma $403.8 million in 2001 as revenues from the New World brands (which include the Manhattan Bagel, Chesapeake Bagel, New World Coffee and Willoughby's operations) declined 40.1% to $22.9 million from $38.2 million, primarily due to the closing of 36 company-operated stores during 2001 and 2002.

      "EBITDA showed solid improvement during 2002, due to improved store operations, overhead efficiencies created by the effective integration of the two companies, supply chain cost reduction initiatives related to the integration of Einstein, and the growth in comparable store sales," said Wedo. "The full effect of our efforts to enhance supply chain efficiencies and reduce administrative overhead is not expected to be realized until 2003 and beyond.

      "Despite these promising signs, our bottom line remained pressured by interest costs associated with the financing of the acquisition, as well as the effects of certain charges and other non-cash items," he continued. "Most immediately, our plan to rationalize our capital structure will focus on refinancing the $140 million principal amount of increasing rate notes that come due on June 15, 2003. Over the long term, our multi-pronged effort aims to bring interest expenditures down to manageable levels and set the company on a course to return to profitability."

         EBITDA is not intended to represent cash flow from operations in accordance with GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. Rather, EBITDA is a basis upon which to assess financial performance. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled measures of other companies due to the potential inconsistencies in the method of calculation.

                 CHANGES IN VALUE OF DERIVATIVES IMPACT NET LOSS

      The increase in New World's net loss for fiscal 2002 was due primarily to a reduction in the cumulative change in the fair value of derivatives to $0.2 million from $57.7 million in 2001. The reduction in this non-cash item represents the change in the fair value of warrants classified as liabilities, based on quoted market prices of the underlying Common Stock, among other factors. The effect of this item was partially offset by the following non-operating items:

     --A decrease in net interest expense to $42.9 million, or 10.8% of revenues, from $47.1 million, or 20.1% of revenues, in 2001. Interest expense for 2002 was comprised of approximately $24.9 million of interest paid or payable in cash and non-cash expense of approximately $18.0 million resulting from the amortization of debt discount, debt issuance costs and the amortization of warrants issued in connection with debt financings.

     --An increase in other income to $2.9 million in 2002, compared with $0.1 million in 2001. The amount for 2002 was derived primarily from a $2.5 million gain on the sale of debt securities related to the company's investment in Einstein/Noah Bagel Corp. 7.25% Convertible Debentures due in 2004.

     --A $5.8 million impairment charge in 2001 to adjust the carrying value of the latter investment, based on estimates of proceeds it would receive from the bankruptcy estate of Einstein/Noah Bagel Corp. --A $16.6 million extraordinary loss in 2001 from the extinguishment of a bond purchase agreement with Greenlight.

                      NEW PRODUCT AND MARKETING INITIATIVES


      In 2002, the company focused on growing the business by expanding its lunch product offerings, according to Ed McPherson, New World's chief marketing officer.


      "We launched new product initiatives to expand our selection of gourmet sandwiches, unveiled hot lunch offerings, broadened the selection of desserts and premium beverages, and introduced initiatives to improve service," McPherson said. "To support this effort, we are introducing new marketing initiatives to increase customer visit frequency, build check averages and enhance market reach. These measures include the development of new and enhanced advertising campaigns for each of our brands."

      A new marketing strategy to enhance Einstein Bros.' lunch business was launched in mid-2002 and is being expanded in 2003. A test program utilizing television advertising in three Einstein Bros. markets focused on superior food quality and quick casual dining. The TV ads produced dramatic results in driving traffic and, more importantly, in customer retention.

      "The TV spots resulted in an average sales increase of 9.1% in those markets during the advertising period. This was significantly higher than the 1.7% average sales increase trend prior to the campaign,"

McPherson said. "In addition, the test markets experienced a 9.0% sales increase for a four-month period following the advertising."

      A follow-up TV ad program in six additional Einstein Bros. markets also generated significant sales increases, averaging 7% to 8% during the advertising period. "Based on these results, we intend to shift a higher proportion of Einstein Bros.' marketing resources to television advertising in the last three quarters of 2003," McPherson said.

                          GROWTH OPPORTUNITIES IN 2003

      The company, which opened five new Einstein Bros. locations in 2002, intends to open 10 company-owned locations in the current year, while also launching a franchising effort for the brand during the second half of 2003.

      "We have a significant opportunity to gain additional operating and marketing efficiencies, to leverage brand awareness and to enhance customer convenience by expanding in existing markets as well as in new markets, including the 20 states in which the Einstein concept currently does not have a presence," said Paul Murphy, New World's chief operating officer. "Equally important, based on our strong unit economics and solid positioning within the quick casual restaurant segment, we have built a strong platform for growth through franchising and licensing."

      While launching the franchising effort later this year, New World also expects to expand its licensing program, opening approximately 25 licensed locations in 2003. The company currently has licensing agreements with such major institutional foodservice companies as Aramark and Sodexho to develop Einstein locations on college campuses and other venues. The company also has a license agreement with Concessions Intl., Inc., to develop the Einstein brand at airport locations. The first location under this agreement opened at Detroit Metro Airport. There were a total of 26 licensed Einstein Bros. and Noah's locations at the end of 2002.

      "We also see substantial opportunities to develop multiple sales channels outside of our traditional locations," Murphy said. "We have established a vendor partnership with Costco and recently entered into a similar arrangement with Target Stores. Through these programs, we are now selling Einstein Bros. products in approximately 300 Costco warehouse clubs and 100 SuperTarget stores. These alternative retail channels generate incremental sales and enhance our brands' visibility. We expect to gain additional alternative retail customers who are attracted to Einstein Bros.' substantial brand equity, superior food quality and freshness."

                                OUTLOOK FOR 2003

         Commenting on the first quarter of 2003, Wedo noted that comparable store sales for the company-operated Einstein and Noah locations decreased 0.8% from the same period in 2002. "Comp-store sales during the quarter were adversely affected by severe weather conditions in a number of our key markets, as well as a decision in late 2002 to preserve capital by limiting media spending," he explained. "Media spending during the period for our core Einstein and Noah's brands was nearly 50% below what we budgeted. We intend to shift that spending to the second, third and fourth quarters of this year. Despite the downturn experienced, our comp-store results for the period were still better than virtually all of our peers in the quick casual and fast-food dining segments, where reported declines for major chains ranged from 0.4% to 3.6%."

         As a result of those factors, the company expects to report first quarter revenues of approximately $95 million and adjusted EBITDA of approximately $8.7 million. For all of 2003, the company is forecasting total revenues of approximately $408 million and adjusted EBITDA of approximately $47.0 million to $50.0 million. Comparable-store sales at the Einstein and Noah's brands are projected to increase by 2% in 2003. The company expects to release its unaudited results for the first quarter later this month.

Addressing its liquidity condition, the company noted that it had a working capital deficit of $164.8 million at December 31, 2002, due in large part to the maturity of its $140 million aggregate principal amount of senior increasing rate notes that mature on June 15, 2003 (the "Notes"). The company stated that it is actively pursuing options to refinance the Notes on or before their maturity date. The company cannot assure investors that it will be able to raise such capital on satisfactory terms and conditions, if at all. In addition, New World's existing revolving loan facility also expires on June 1, 2003. The company intends to pursue refinancing the Notes and replacing the revolving loan facility through the issuance of debt or equity or a combination thereof and obtaining additional bank financing, but currently has no commitments with respect to any refinancing. If the company is unable to obtain sufficient financing on satisfactory terms and conditions, it may not be able to continue its operations as presently conducted. The company's ability to obtain financing will depend upon a number of factors, many of which are beyond its control.

      New World is a leading company in the quick casual sandwich industry, the fastest-growing restaurant segment. The company operates locations primarily under the Einstein Bros. and Noah's New York Bagels brands and primarily franchises locations under the Manhattan Bagel and Chesapeake Bagel Bakery brands. As of December 31, 2002, the company's retail system consisted of 460 company-owned locations and 287 franchised and licensed locations in 32 states. The company also operates a dough production facility and a coffee roasting plant.

                                      ####

         Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast," "estimate," "project," "intend," "expect," "should," "would," "believe" and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the company's actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. The above factors are more fully discussed in the company's SEC filings.

================================================================================

CONTACT: Media/Investors: Bill Parness or Marty Gitlin, Parness & Associates,
(732) 290-0121; parnespr@optonline.net

                               (TABLES TO FOLLOW)

                                     TABLE A

                NEW WORLD RESTAURANT GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
  FOR THE YEARS ENDED DECEMBER 31, 2002, JANUARY 1, 2002 AND DECEMBER 31, 2000
             (in thousands, except share and per share information)


                                                                                           As Restated
                                                                                ------------------------------
                                                                     December 31,    January 1,   December 31,
                                                                         2002           2002          2000
                                                                     -----------    -----------   -----------
Revenues:
Retail sales........................................................ $   369,351   $   206,186    $   11,997
Manufacturing revenues..............................................      23,734        22,285        24,775
Franchise related revenues..........................................       5,565         5,704          6,306
                                                                     -----------   -----------    -----------
     Total revenues.................................................     398,650       234,175         43,078

Cost of sales.......................................................     321,506       189,403         30,138
General and administrative expenses.................................      42,640        28,647         12,733
Depreciation and amortization.......................................      30,626        15,207          2,254
Provision for integration and reorganization costs..................       4,194         4,432              -
Impairment charge in connection with realization
of assets held for sale.............................................           -         3,259          1,076
                                                                     -----------   -----------    -----------
     Loss from operations...........................................        (316)       (6,773)        (3,123)

Interest expense....................................................     (42,883)      (47,104)        (2,076)
Cumulative change in the fair value of derivatives..................         233        57,680              -
Loss from extinguishment of Greenlight obligation...................           -       (16,641)             -
Other income (expense)..............................................       2,859           110           (339)
Permanent impairment in the value of investment in debt securities..           -        (5,805)             -
                                                                     -----------   -----------    -----------
Loss before income taxes............................................     (40,107)      (18,533)        (5,538)
Provision for income taxes..........................................        (366)         (167)            -
                                                                     -----------   -----------    -----------
Net loss............................................................     (40,473)      (18,700)        (5,538)
Dividends and accretion on preferred stock..........................     (27,594)      (58,520)        (2,373)
                                                                     -----------   -----------    -----------
Net loss available to common stockholders........................... $   (68,067)  $   (77,220)   $    (7,911)
                                                                     ===========   ===========    ===========

Net loss per common share - basic and diluted:

Net loss per share.................................................  $    (0.80)   $     (2.09)  $      (0.63)
                                                                     ===========   ===========    ===========

Weighted average number of common shares outstanding:
Basic and diluted................................................... 85,583,383    36,890,047    12,564,734
                                                                     ===========   ===========    ===========


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                                       10

                                     TABLE B

                NEW WORLD RESTAURANT GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
         AS OF DECEMBER 31, 2002, JANUARY 1, 2002 AND DECEMBER 31, 2000
             (in thousands, except share and per share information)



                                                                                                    As Restated
                                                                                              ------------------------------
                                                                                December 31,    January 1,    December 31,
                                                                                    2002           2002           2000
                                                                                -----------    -----------    ------------
ASSETS
Current Assets:
   Cash and cash equivalents..................................................  $    10,705   $     15,478    $     2,271
   Franchise and other receivables, net.......................................        5,775          5,520          2,257
   Due from bankruptcy estate.................................................            -          3,918              -
   Current maturities of notes receivable.....................................          194            234            231
   Inventories................................................................        5,005          5,206          1,436
   Prepaid expenses and other current assets..................................        3,180          1,812            459
   Investment in debt securities..............................................            -         34,174          9,146
   Assets held for resale.....................................................            -          1,397          5,196
                                                                                ------------  -------------   ------------
Total current assets..........................................................       24,859         67,739         20,996

Property, plant and equipment, net............................................       81,254        101,117          6,502
Notes receivable, net.........................................................            -            330          1,313
Trademarks and other intangibles, net.........................................       98,134        105,958         13,516
Goodwill, net.................................................................        4,875          4,875          5,249
Debt issuance costs and other assets..........................................        1,526          3,237          1,644
                                                                                ------------  -------------   ------------
Total Assets..................................................................  $   210,648   $    283,256    $    49,220
                                                                                ============  =============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
   Accounts payable...........................................................  $     7,650   $     19,684    $     2,708
   Accrued expenses...........................................................       30,988         29,481          2,950
   Short-term debt and current portion of long-term debt......................      150,872        168,394         16,240
   Current portion of obligations under capital leases........................          100            152            200
                                                                                ------------  -------------   ------------
Total current liabilities.....................................................      189,610        217,711         22,098

Senior notes and other long-term debt.........................................       11,011         12,119          1,873
Obligations under capital leases.............................................           360            538            363
Derivative liability..........................................................        2,847          9,402              -
Other liabilities.............................................................       10,560         13,191          1,279
                                                                                ------------  -------------   ------------
Total Liabilities.............................................................      214,388        252,961         25,613

Series D Preferred Stock, $.001 par value, $1,000 per share
liquidation value; 25,000 shares authorized; 0, 0 and 16,216 shares
issued and outstanding........................................................            -              -         12,640

Series F Preferred Stock, $.001 par value, $1,000 per share
liquidation value; 116,000 shares authorized; 89,698, 75,103 and 0
shares issued and outstanding.................................................       84,932         57,338              -

Stockholders' equity (deficit):
     Common stock, $.001 par value; 150,000,000 shares authorized; 51,016,857,
     17,481,394 and 15,404,828 shares issued and outstanding..................           51             17            15
     Additional paid-in capital...............................................       86,607         80,203         45,737
     Unrealized loss in fair value of investment in debt securities...........            -              -          (4,742)
     Accumulated deficit......................................................      175,330)      (107,263)        (30,043)
                                                                                ------------  -------------   ------------
Total stockholders' equity (deficit)..........................................      (88,672)       (27,043)        10,967
                                                                                ------------  -------------    -----------
Total liabilities and stockholders' equity (deficit)..........................  $   210,648   $    283,256    $    49,220
                                                                                ============  =============   ============

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                                       11

                      RESTATEMENTS OF FISCAL 2000 AND 2001

                                     TABLE C

                        Beginning Balance for Fiscal 2000
                           (all amounts in thousands)

                 Beginning fiscal 2000 stockholders' equity, as previously reported ..........    $12,372
                      Depreciation expense....................................................        545
                      Franchisee debt guarantee payments......................................       (229)
                      Pre-opening rent........................................................       (102)
                 Beginning fiscal 2000 stockholders' equity, as restated......................    $12,586
                                                                                                ==========



                                     TABLE D

                 Restatement of Fiscal 2000 Financial Statements


                                                                 Income/(Loss)   Net Income/(Loss)
                 Fiscal 2000                                         From          Available To      Stockholders'
            (amounts in thousands)                Revenue         Operations          Common            Equity
--------------------------------------------      -------         ----------    -----------------   -------------
As previously reported......................  $     45,723      $     5,210      $     3,883        $    26,733
Adjustments:
Beginning balance...........................            --               --                --               215
Reorganization accruals.....................          (484)          (3,131)           (3,131)           (3,131)
Manufacturing revenue and COGS..............        (1,236)              --                --                --
Assets held for resale......................            --           (1,691)           (1,691)           (1,691)
Deferred tax asset..........................            --             (260)           (3,360)           (3,360)
Purchase accounting.........................            --           (1,086)           (1,086)           (1,086)
Other.......................................          (925)          (2,165)           (2,281)           (6,006)

Debt, Preferred Stock  and Equity...........            --               --              (245)             (707)
                                              -------------     ------------     -------------      --------------
Total adjustments...........................        (2,645)          (8,333)          (11,794)          (15,766)
                                              -------------     ------------     -------------      --------------
As restated.................................  $     43,078      $    (3,123)     $     (7,911)      $    10,967
                                              =============     ============     =============      ==============

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                                       12

                                     TABLE E

                 Restatement of Fiscal 2001 Financial Statements

                                                                                     Net Loss
                 Fiscal 2001                                       Loss From       Available To      Stockholders'
            (amounts in thousands)                 Revenue         Operations         Common        Equity/(Deficit)
-------------------------------------------     ------------    ----------------  --------------    ----------------
As previously reported......................    $   236,020      $      (529)    $     (54,809)    $     26,934
Adjustments:
Beginning balance...........................             --               --                --          (15,766)
Reorganization accruals.....................             --           (1,167)           (1,167)          (1,167)
Manufacturing revenue and COGS..............         (1,690)              --                --               --
Assets held for resale......................             --              250               119              119
Purchase accounting.........................             --           (3,981)           (3,981)          (3,981)
Other.......................................           (155)          (1,346)           (1,484)           3,186
Debt Preferred Stock and Equity ............             --               --           (15,898)         (36,368)
                                                -------------    ------------    --------------    -------------
Total adjustments...........................         (1,845)          (6,244)          (22,411)         (53,977)
                                                -------------    ------------    --------------    -------------
As restated.................................    $   234,175      $    (6,773)    $     (77,220)    $    (27,043)
                                                =============    ============    ==============    =============

                            SUPPLEMENTAL INFORMATION:

                                     TABLE F

                      Reconciliation of net loss to EBITDA

                                                                                     Fiscal Year Ended
                                                                                         Combined         Combined
                                                                          12/31/02        1/1/02          12/31/00
                                                                    ------------------------------------------------
                                                                                     (dollars in thousands)

Net loss........................................................... $    (40,473)    $     (47,497)     $  (35,092)
Plus:
     Provision for income taxes....................................          366               218             104
     Permanent impairment in the value of
         investment in debt securities..............................         --              5,805             --
     Other expense (income)........................................       (2,859)             (111)            302
     Loss from extinguishment of Greenlight obligation.............          --             16,641             --
     Cumulative change in the fair value of derivatives.............        (233)          (45,179)         45,179)
     Interest expense...............................................      42,883            55,441          55,441
     Impairment charge in connection with realization
         of assets held for sale.....................................         --             3,259           1,076
     Provision for integration and reorganization costs..............     4,194             10,291          18,340
     Depreciation and amortization..................................     30,626             28,870          31,299
                                                                    ------------     -------------        ----------

         EBITDA.................................................... $    34,504       $     27,738      $   26,291
                                                                    ============      =============      ===========


                                     -more-

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


                                     TABLE G

                   Reconciliation of EBITDA to adjusted EBITDA

                                                             Fiscal Year Ended
                                                      ------------------------------
                                                                Combined   Combined
                                                                --------   --------
                                                      12/31/00   1/1/02    12/31/02
                                                      ------------------------------
                                                          (dollars in thousands)
EBITDA ............................................   $34,504   $27,738     $26,291
Plus:
     Certain legal, financing and advisory fees (a)     3,902     1,736         664
     Acquisition and integration expenses (b) .....       160        18       3,472
     Certain corporate expenses (c) ...............     2,270     1,470
                                                                              1,399
     Unauthorized bonuses (d) .....................     2,618     1,300        --
     Certain compensation expense (e) .............       984     1,391       2,464
     Certain other charges (f) ....................     2,008     1,004         775
                                                      -------   -------     -------

          Adjusted EBITDA .........................   $46,446   $34,657     $35,065
                                                      =======   =======     =======

NOTE: Combined pro forma results for fiscal 2000 and 2001 assume that the combination of operations of New World and Einstein/Noah occurred at the beginning of both years. New World acquired the assets of Einstein/Noah Bagel Corp. in June 2001.

a) Fiscal 2000 includes $0.7 million in consulting and legal fees related to raising capital for the Einstein acquisition. Fiscal 2001 includes legal fees and settlements of litigation with franchisees in the amount of $1.4 million and $0.3 million of consulting and legal fees related to raising capital for the Einstein Acquisition. Fiscal 2002 includes $2.4 million of legal fees primarily related to an internal investigation and various refinancing efforts, $1.2 million in investment banking fees and expenses, and $0.3 million of other financing-related expenses.
b) Fiscal 2000 includes $3.1 million in capital restructuring expenses relating to Einstein, and severance and territory acquisition expenses of $0.4 million. Fiscal 2001 includes $18,000 of severance expenses. Fiscal 2002 includes a gain on a contract settlement with Marriott Distribution Services of $2.7 million, legal fees in connection with the Einstein bankruptcy of $0.4 million, severance costs of $0.4 million, and integration-related expenses of $2.1 million.
c) Fiscal 2000 includes certain group insurance expenses of $0.5 million and consulting fees related to raising capital for the Einstein Acquisition of $1.0 million. Fiscal 2001includes a Florida sales tax audit expense of $0.4 million, point-of-sale training expenses of $0.5 million, and consulting and legal fees related to raising capital for the Einstein Acquisition of $0.8 million. Fiscal 2002 includes distribution transition and related expenses of $1.1million and $0.8 million of expenses related to store closures. Fiscal 2002 also includes $0.2 million in payments to store level assistant managers expensed in 2002 for services performed in 2001 as a result of a self-audit, and $0.1 million in tax preparation fees for taxes in fiscal 2000 and 2001 that were expensed in 2002 of $0.1 million, which expenses have been deducted from the corresponding adjustments in 2000 and 2001 accordingly.
d) Includes unauthorized bonuses and related payroll taxes of $1.1 million and $2.6 million in fiscal 2001 and 2002, respectively. Fiscal 2001 also includes an unauthorized payment of $0.2 million to a former officer.
e) Fiscal 2000 includes executive retention bonuses and related expenses of $1.4 million related to Einstein, and Manhattan Bagel Company acquisition-related and stock bonus expenses of $1.1 million. Fiscal 2001 includes bonuses previously capitalized in 2001 of $0.8 million, stock issued for compensation of $0.5 million and $0.3 million of executive retention bonuses related to Einstein. Fiscal 2002 includes $0.9 million of duplicate salaries, bonuses and other expenses paid to the company's Chairman/CEO and a former executive officer. Fiscal 2002 also includes $0.1 million of 2001 board of director's fees that were expensed in 2002, which fees have been deducted from the corresponding adjustment in 2001 accordingly.
f) Fiscal 2000 includes assets held for resale of $0.7 million and reconciliation expense for accrued liabilities of $0.1 million. Fiscal 2001 includes reconciliation expense for accrued liabilities of $0.2 million and lease settlements for store closures of $0.8 million. Fiscal 2002 includes 2001 and 2000 re-audit related fees of $0.8 million, a $0.5 million write-off relating to a change in credit card processors, and additional fees related to the internal investigation of $0.6 million.


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